Exhibit 21


SUBSIDIARIES OF LILLY INDUSTRIES, INC. AS OF FEBRUARY 21, 1997


     Name of Subsidiary                                  State of Incorporation

1.   Lilly Industries (USA), Inc.                        Indiana

2.   Lilly Industries (Asia), Limited                    Hong Kong

3.   Lilly Industries (Ireland) Limited                  Ireland

4.   Lilly Industries (Malaysia) Sdn.Bhd.                Malaysia

5.   Lilly Industries, Inc.(Canada)                      Ontario, Canada

6.   Lilly Industries (Far East), Ltd.                   Taiwan

7.   Lilly Industries (Thailand), Limited                Thailand

8.   London Laboratories GmbH                            Germany
     (Subsidiary of Lilly Industries (USA), Inc.)

9.   London Laboratories Limited                         Ontario, Canada
     (Subsidiary of Lilly Industries (USA), Inc.)

10.  Dongguan Lilly Paint Industries, Ltd.               Peoples Republic
     (Subsidiary of Lilly Industries (Asia), Limited)      of China

11.  G.C.I. Insurance Company, Limited                   Bermuda
     (Subsidiary of Lilly Industries (USA), Inc.)

12.  Guardsman Products Limited                          Ontario, Canada
     (Subsidiary of Lilly Industries (USA), Inc.)

13.  Guardsman UK Limited                                United Kingdom
     (Subsidiary of Lilly Industries (USA), Inc.)

14.  Guardsman Chemical International                    Virgin Islands
     (Subsidiary of Lilly Industries (USA), Inc.